FOR IMMEDIATE RELEASE




                      MELVILLE CORPORATION COMPLETES SALE
                  OF MARSHALLS DIVISION TO THE TJX COMPANIES


               RYE, NEW YORK, November 20, 1995 -- Melville Corporation (NYSE:MES) today announced that it has completed the previously announced sale of its Marshalls division to The TJX Companies, Inc., (NYSE:TJX) for a total purchase price of $550 million, consisting of $375 million in cash and $175 million in TJX convertible preferred stock, subject to certain customary post-closing adjustments.
               Stanley Goldstein, Chairman and Chief Executive Officer of Melville, said, "The closing of this transaction completes the first step of Melville's strategic restructuring program. Our plan is to create three highly focused independent retailing companies in the chain drug, footwear and toy industries. These businesses will be better positioned financially and competitively to flourish in the changing retail environment, which we believe will benefit the long-term interests of our shareholders.
               "We are working to complete the sales of Wilsons and This End
Up during the first half of 1995, as well as the consolidation and spinoff of the footwear company and Kay-Bee Toys.
               "We are enthusiastic about the progress we are making in implementing our restructuring plan, which we currently expect will lead to an aggregate pre-tax profit improvement of approximately $100 million for the three new independent companies by 1997," Mr. Goldstein said.
               Marshalls is an off-price retailer operating 501 stores in 40 states and Puerto Rico as of October 1995. Marshalls' sales in 1994 represented $2.8 billion of Melville's total 1994 sales of $11.3 billion.
               TJX operates the T.J. Maxx chain of off-price stores which totaled 581 stores nationwide as of October 1995. Its other divisions include Chadwick's of Boston, Winners Apparel Ltd. and Home Goods.
               Melville operates specialty retail stores nationwide in four business segments: prescription drugs, health and beauty care; apparel; footwear; and toys and home furnishings. Its retail divisions include CVS, Meldisco, Footaction, Kay-Bee, and Linens 'n Things among others.
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